Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of March 31, 2018 and revenue and expenses for the three months ended March 31, 2018 and 2017 and cash flows for the three months ended March 31, 2018 and 2017. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the three months ended March 31, 2018 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	March 31,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$658	615
Investments in affiliates, accounted for using the equity method	$651	672
Intangible assets not subject to amortization	$23,778	23,778
Intangible assets subject to amortization, net	$964	972
Total assets	$28,958	28,530
Deferred revenue	$1,910	1,882
Long-term debt, including current portion	$7,956	7,496
Deferred tax liabilities	$1,523	1,447
Attributed net assets	$10,945	10,861
Noncontrolling interest	$5,490	5,615

Summary Statement of Operations Data:

	Three months ended
	March 31,
	2018	2017
	amounts in millions
Revenue	$1,375	1,294
Cost of subscriber services (1)	$(534)	(497)
Other operating expenses (1)	$(31)	(24)
Selling, general and administrative expense (1)	$(202)	(184)
Operating income (loss)	$396	372
Interest expense	$(97)	(84)
Income tax (expense) benefit	$(81)	(108)
Net earnings (loss) attributable to noncontrolling interests	$82	65
Earnings (loss) attributable to Liberty stockholders	$200	124

(1)	Includes stock-based compensation expense as follows:

	Three months ended
	March 31,
	2018	2017
	amounts in millions
Cost of subscriber services	$10	9
Other operating expenses	4	4
Selling, general and administrative expense	26	21
	$40	34

Braves Group

Summary Balance Sheet Data:

	March 31,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$114	132
Property and equipment, net	$1,174	1,099
Investments in affiliates, accounted for using the equity method	$97	145
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$49	49
Total assets	$1,947	1,866
Deferred revenue	$140	51
Long-term debt, including current portion	$599	662
Deferred tax liabilities	$68	62
Attributed net assets	$377	413

Summary Statement of Operations Data:

	Three months ended
	March 31,
	2018	2017
	amounts in millions
Revenue	$28	5
Selling, general and administrative expense (1)	$(23)	(19)
Operating income (loss)	$(51)	(33)
Share of earnings (losses) of affiliates, net	$3	3
Income tax (expense) benefit	$6	6
Earnings (loss) attributable to Liberty stockholders	$(52)	(49)

(1)	Includes stock-based compensation of $0 and $2 million for the three months ended March 31, 2018 and 2017, respectively.

Formula One Group

Summary Balance Sheet Data:

	March 31,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$270	282
Investments in debt and equity securities	$534	526
Investments in affiliates, accounted for using the equity method	$910	933
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$5,002	5,110
Total assets	$11,842	11,802
Long-term debt, including current portion	$5,558	5,796
Attributed net assets	$5,655	5,669

Summary Statement of Operations Data:

	Three months ended
	March 31,
	2018	2017
	amounts in millions
Revenue	$114	96
Cost of Formula 1 revenue	$81	68
Selling, general and administrative expense (1)	$(40)	(36)
Operating income (loss)	$(118)	(80)
Interest expense	$(47)	(56)
Share of earnings (losses) of affiliates, net	$(12)	(10)
Realized and unrealized gains (losses) on financial instruments, net	$95	(12)
Income tax (expense) benefit	$60	26
Earnings (loss) attributable to Liberty stockholders	$(17)	(96)

(1)	Includes stock-based compensation of $6 million and $8 million for the three months ended March 31, 2018 and 2017, respectively.

BALANCE SHEET INFORMATION

March 31, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$658	114	270	—	1,042
Trade and other receivables, net	245	80	69	—	394
Other current assets	177	82	224	—	483
Total current assets	1,080	276	563	—	1,919
Intergroup interest in the Liberty Braves Group (note 1)	—	—	207	(207)	—
Investments in debt and equity securities (note 1)	1,031	8	534	—	1,573
Investments in affiliates, accounted for using the equity method (note 1)	651	97	910	—	1,658

Property and equipment, at cost	2,307	1,238	182	—	3,727
Accumulated depreciation	(973)	(64)	(87)	—	(1,124)
	1,334	1,174	95	—	2,603

Intangible assets not subject to amortization
Goodwill	14,247	180	3,956	—	18,383
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,778	323	3,956	—	28,057
Intangible assets subject to amortization, net	964	49	5,002	—	6,015
Other assets	120	20	575	—	715
Total assets	$28,958	1,947	11,842	(207)	42,540

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$(3)	(44)	47	—	—
Accounts payable and accrued liabilities	852	68	144	—	1,064
Current portion of debt (note 1)	5	31	—	—	36
Deferred revenue	1,910	140	413	—	2,463
Other current liabilities	4	9	11	—	24
Total current liabilities	2,768	204	615	—	3,587
Long-term debt (note 1)	7,951	568	5,558	—	14,077
Deferred income tax liabilities	1,523	68	(81)	—	1,510
Redeemable intergroup interest (note 1)	—	207	—	(207)	—
Other liabilities	281	518	92	—	891
Total liabilities	12,523	1,565	6,184	(207)	20,065
Equity / Attributed net assets	10,945	377	5,655	—	16,977
Noncontrolling interests in equity of subsidiaries	5,490	5	3	—	5,498
Total liabilities and equity	$28,958	1,947	11,842	(207)	42,540

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,117	—	—	1,117
Formula 1 revenue	—	—	114	114
Other revenue	258	28	—	286
Total revenue	1,375	28	114	1,517
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	310	—	—	310
Programming and content	101	—	—	101
Customer service and billing	94	—	—	94
Other	29	—	—	29
Cost of Formula 1 revenue	—	—	81	81
Subscriber acquisition costs	123	—	—	123
Other operating expenses	31	40	—	71
Selling, general and administrative	202	23	40	265
Depreciation and amortization	89	16	111	216
	979	79	232	1,290
Operating income (loss)	396	(51)	(118)	227
Other income (expense):
Interest expense	(97)	(6)	(47)	(150)
Share of earnings (losses) of affiliates, net	1	3	(12)	(8)
Realized and unrealized gains (losses) on financial instruments, net	58	—	95	153
Unrealized gains (losses) on intergroup interest (note 1)	—	(5)	5	—
Other, net	5	1	—	6
	(33)	(7)	41	1
Earnings (loss) before income taxes	363	(58)	(77)	228
Income tax (expense) benefit	(81)	6	60	(15)
Net earnings (loss)	282	(52)	(17)	213
Less net earnings (loss) attributable to the noncontrolling interests	82	—	—	82
Net earnings (loss) attributable to Liberty stockholders	$200	(52)	(17)	131

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,078	—	—	1,078
Formula 1 revenue	—	—	96	96
Other revenue	216	5	—	221
Total revenue	1,294	5	96	1,395
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	277	—	—	277
Programming and content	96	—	—	96
Customer service and billing	97	—	—	97
Other	27	—	—	27
Cost of Formula 1 revenue	—	—	68	68
Subscriber acquisition costs	127	—	—	127
Other operating expenses	24	17	—	41
Selling, general and administrative	184	19	36	239
Depreciation and amortization	90	2	72	164
	922	38	176	1,136
Operating income (loss)	372	(33)	(80)	259
Other income (expense):
Interest expense	(84)	—	(56)	(140)
Share of earnings (losses) of affiliates, net	3	3	(10)	(4)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(12)	(12)
Unrealized gains (losses) on intergroup interest (note 1)	—	(28)	28	—
Other, net	6	3	8	17
	(75)	(22)	(42)	(139)
Earnings (loss) before income taxes	297	(55)	(122)	120
Income tax (expense) benefit	(108)	6	26	(76)
Net earnings (loss)	189	(49)	(96)	44
Less net earnings (loss) attributable to the noncontrolling interests	65	—	—	65
Net earnings (loss) attributable to Liberty stockholders	$124	(49)	(96)	(21)

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$282	(52)	(17)	213
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	89	16	111	216
Stock-based compensation	40	—	6	46
Share of (earnings) loss of affiliates, net	(1)	(3)	12	8
Unrealized (gains) losses on intergroup interest, net	—	5	(5)	—
Realized and unrealized (gains) losses on financial instruments, net	(58)	—	(95)	(153)
Noncash interest expense (benefit)	(1)	1	—	—
Deferred income tax expense (benefit)	73	(2)	(51)	20
Intergroup tax allocation	—	(4)	4	—
Other charges (credits), net	—	11	6	17
Changes in operating assets and liabilities
Current and other assets	(12)	(17)	(68)	(97)
Payables and other liabilities	(19)	97	276	354
Net cash provided (used) by operating activities	393	52	179	624
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(389)	—	(4)	(393)
Cash proceeds from sale of investments	—	—	9	9
Capital expended for property and equipment	(82)	(6)	(1)	(89)
Other investing activities, net	—	37	12	49
Net cash provided (used) by investing activities	(471)	31	16	(424)
Cash flows from financing activities:
Borrowings of debt	1,021	7	289	1,317
Repayments of debt	(569)	(89)	(496)	(1,154)
Series C Liberty SiriusXM stock repurchases	(31)	—	—	(31)
Subsidiary shares repurchased by subsidiary	(309)	—	—	(309)
Cash dividends paid by subsidiary	(15)	—	—	(15)
Taxes paid in lieu of shares issued for stock-based compensation	(27)	—	(1)	(28)
Other financing activities, net	51	—	(1)	50
Net cash provided (used) by financing activities	121	(82)	(209)	(170)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	2	2
Net increase (decrease) in cash, cash equivalents and restricted cash	43	1	(12)	32
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$668	141	270	1,079

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$189	(49)	(96)	44
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	90	2	72	164
Stock-based compensation	34	2	8	44
Share of (earnings) loss of affiliates, net	(3)	(3)	10	4
Unrealized (gains) losses on intergroup interest, net	—	28	(28)	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	12	12
Noncash interest expense (benefit)	2	—	—	2
Deferred income tax expense (benefit)	107	31	(12)	126
Intergroup tax allocation	(5)	(37)	42	—
Other charges (credits), net	4	—	(2)	2
Changes in operating assets and liabilities
Current and other assets	(14)	(15)	37	8
Payables and other liabilities	(100)	53	44	(3)
Net cash provided (used) by operating activities	304	12	87	403
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	—	(2)	(3)	(5)
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(54)	(102)	—	(156)
Other investing activities, net	(7)	18	—	11
Net cash provided (used) by investing activities	(61)	(86)	(1,650)	(1,797)
Cash flows from financing activities:
Borrowings of debt	330	114	1,400	1,844
Repayments of debt	(194)	(32)	(928)	(1,154)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,550	1,550
Subsidiary shares repurchased by subsidiary	(306)	—	—	(306)
Cash dividends paid by subsidiary	(15)	—	—	(15)
Taxes paid in lieu of shares issued for stock-based compensation	(20)	—	(2)	(22)
Other financing activities, net	5	—	—	5
Net cash provided (used) by financing activities	(200)	82	2,020	1,902
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	1	1
Net increase (decrease) in cash, cash equivalents and restricted cash	43	8	458	509
Cash, cash equivalents and restricted cash at beginning of period	297	107	168	572
Cash, cash equivalents and restricted cash at end of period	$340	115	626	1,081

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“SIRIUS XM”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, SIRIUS XM, corporate cash, Liberty’s 2.125% Exchangeable Senior Debentures due 2048 and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of March 31, 2018, the Liberty SiriusXM Group has cash and cash equivalents of approximately $658 million, which includes $79 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. As of March 31, 2018, the Braves Group has cash and cash equivalents of approximately $114 million, which includes subsidiary cash.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Live Nation Entertainment, Inc. (“Live Nation”), a minority equity investment in Time Warner Inc. (“Time Warner”),  cash, an intergroup interest in the Braves Group, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments,  Liberty’s 2.25% Exchangeable Senior Debentures due 2046 and Liberty’s 1% Cash Convertible Notes due 2023. As of March 31, 2018, the Formula One Group has cash and cash equivalents of approximately $270 million, which includes $140 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest held by the Formula One Group is 9,084,940, representing a 15.1% intergroup interest in the Braves Group as of March 31, 2018. The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Formula One Group has an attributed value in the Braves Group which is generally stated in terms of a number of shares of stock issuable to the Formula One Group with respect to its interest in the Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group to the Formula One Group.

For information relating to investments in debt and equity securities, investments in affiliates accounted for using the equity method and debt, see notes 8, 9 and 11, respectively, of the accompanying condensed consolidated financial statements.

(2)

Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)

Except for the intergroup arrangements regarding the securities held by the Formula One Group pledged as collateral pursuant to a loan at the Braves Group as discussed in note 11 of the accompanying condensed consolidated financial statements, the intergroup balance at March 31, 2018 and December 31, 2017 is primarily a result of timing of tax benefits.

(4)

The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.